Exhibit 99.1

IN THE COURT OF CHANCERY FOR THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

LIBRAY INVESTMENT PARTNERS, LLC,	)
on behalf of itself and all others similarly	)
situated,	)
)
Plaintiff,	)	Civil Action No.
)
v.	)
)
GITHESH RAMAMURTHY, JOHN D.	)
COLLINS, MORGAN W. DAVIS,	)
MICHAEL R. EISENSON, J. RODERICK	)
HELLER, III, THOMAS L. KEMPNER,	)
MARK A ROSEN, HERBERT S.	)
WINOKUR, JR., CCC INFORMATION	)
SERVICES GROUP INC., COUGAR	)
HOLDINGS, INC., and COUGAR MERGER	)
SUB, INC.	)
)
Defendants.	)

CLASS ACTION COMPLAINT

Plaintiff alleges upon personal knowledge as to itself and its own acts, and upon information and belief as to all other matters, as follows:

NATURE OF THE ACTION

1. Public shareholders of CCC Information Services Group Inc. (“CCC” or the “Company”) stand threatened with an inadequately-priced buy out (the “Buyout”), which management has engineered with an outside buyer, Cougar Holdings, Inc. (“Cougar”) for their own benefit and enrichment. A shareholder vote on this transaction is scheduled for February 9, 2006, pursuant to a Proxy Statement dated January 9, 2006. Cougar is a subsidiary of investment fund Investcorp S.A. (“Investcorp”), and has been formed as the vehicle through which Investcorp will acquire a controlling interest in CCC. The merger price of $26.50 in cash represents only a 3.9% premium over the price at which CCC shares traded prior to the announcement of the merger on September 22, 2005, even though CCC has been posting ever-improving operating results. For the nine months ending September 30, 2005 CCC reported a 60% increase in net income over the same period of the previous year, and a 50% increase in operating income.

2. Management has been joined in these actions by certain large shareholders who have interests which differ from those of the public shareholders. Despite these conflicts: (a) no independent special committee of directors was appointed to protect the interests of the minority shareholders; and (b) the Board of Directors was advised solely by Credit Suisse First Boston (“Credit Suisse”) regarding the fairness of the transaction, even though Credit Suisse is beholden to Investcorp through various intertwining financial relationships. Credit Suisse does substantial investment advisory work for Investcorp. It has recently been its investment advisor in a transaction exceeding $700 million in value, the underwriter of interests in a Fund managed by Investcorp, and its partner in a buyout bid. Indeed, Credit Suisse served as investment advisor to Investcorp in a first quarter 2005 transaction in which CCC’s dominant shareholder’s representative, Charlesbank Capital Partners (“Charlesbank”), was on the other side. In that transaction, Investcorp paid a Charlesbank managed fund $710 million. Credit Suisse then immediately “switched hats” and represented CCC in merger negotiations with Investcorp which were led by Charlesbank’s representatives on CCC’s Board. One week after Credit Suisse was officially retained to advise CCC in June 2005, the Credit Suisse investment analyst who covered CCC downgraded the stock, causing it to drop $1.75 per share, making it easier for Investcorp to propose a “premium” bid. On top of this, interested management and CCC’s controlling shareholders structured the $6.6 million investment advisory fee to be paid to Credit Suisse so that a large portion would be contingent upon the Buyout being consummated, thus robbing Credit Suisse of any objectivity it otherwise may have had. CCC’s Board of Directors also entered into the merger agreement with Investcorp without providing other bidders an adequate opportunity to emerge, and they saddled CCC with break-up and bid expense obligations amounting to over 40% of CCC’s working capital as of September 30, 2005, enough to chill alternative bids.

3. Finally, the Proxy Statement issued in connection with the proposed merger is materially incomplete and misleading. Among other things: (a) the Proxy Statement minimizes, omits to describe or “buries facts” concerning the strong business ties between Credit Suisse and Investcorp, and the conflicts of interest which prevent Credit Suisse from being considered an independent investment advisor; and (b) the Proxy Statement represents that certain large shareholders who played a central role in orchestrating the merger have no interests which are different from those of the public shareholders, whereas this is untrue — these large shareholders hold illiquid stock and have unique motivations to exit their investment in CCC that other shareholders do not share.

PARTIES

4. Plaintiff Libray Investment Partners, LLC (“Plaintiff’) has held CCC common stock at times relevant to this Complaint, and continues to hold CCC common shares.

5. CCC, a corporation organized and existing under the laws of the state of Delaware, maintains its principal place of business at 444 Merchandise Mart, Chicago, Illinois 60654. CCC supplies automobile claims and information and processing services, claims management software, and communications services. CCC’s services and products automate the process of evaluating and settling both total loss and repairable automobile claims. CCC’s customers include automobile insurance companies and automobile dealers. CCC is traded on the Nasdaq National Market under the ticker symbol CCCG. As of December 16, 2005, the Company had 16,722,864 shares of common stock issued and outstanding and 100 shares of Series F Preferred Stock issued and outstanding.

6. Defendant Githesh Ramamurthy (“Ramamurthy”) serves and served at relevant times as the Company’s Chairman, President, and Chief Executive Officer. Pursuant to agreements reached with Investcorp and its affiliates, Ramamurthy will acquire an equity stake in the surviving corporation in exchange for a contribution of 226,415 shares of his CCC stock, worth $6 million at the merger price. In addition, he will receive $11.9 million in respect of stock, options and restricted stock he owns, a golden parachute payment of $1.74 million, and a lucrative employment contract with the surviving corporation pursuant to which he will serve as President and Chief Executive Officer.

7. Defendant Michael R. Eisenson serves and served at relevant times as a director of the Company. Defendant Eisenson is also a Managing Director at, and Chief Executive Officer of, private equity firm Charlesbank Capital Partners, LLC (“Charlesbank”). Charlesbank is the investment advisor to CCC’s largest shareholder, White River Ventures, Inc. (“White River”). According to the Proxy Statement, White River and Charlesbank beneficially own 5.05 million CCC shares on a fully-diluted basis, 29.88% of all outstanding shares. White River and Charlesbank have beneficially held an investment interest in CCC since at least mid-1994. Eisenson was actively involved in negotiating the present merger (which provides a long-awaited exit for Charlesbank’s client fund), as well as orchestrating a self-tender by CCC in September

2004 which enabled White River and Charlesbank to liquidate a large portion of their CCC holdings at a premium, but which loaded down the previously debt-free CCC’s balance sheet with floating-rate debt, and hampered its growth prospects.

8. Defendant Mark A. Rosen serves and served at relevant times as a director of the Company. Mr. Rosen is also a Managing Director at Charlesbank, and one of Charlesbank’s two representatives on CCC’s Board.

9. Herbert S. Winokur, Jr., serves and served at relevant times as a director of the Company. Mr. Winokur is also Chairman and Chief Executive Officer of Capricorn Holdings, Inc. (“Capricorn”), which through its affiliates owns 1,020,202 shares of Class A common stock of the Company and 100 shares of Series F preferred stock of the Company. With White River/Charlesbank, Capricorn has held an interest in CCC since at least mid-1994. White River and Capricorn (the “Private Equity Investors”) have interests which differ materially from those of public shareholders. Not only do they have target holding periods for their private investments (which made their 1994 investment in CCC overripe for monetization by 2005), but their shares are illiquid, making an entire sale of the Company a much more compelling prospect to them than to those shareholders who can sell at any time. They also set “target returns” which differ from those of public investors; a return which may be deemed attractive to public investors may be insufficient for private equity funds.

10. Defendant John D. Collins serves and served at relevant times as a director of the Company.

11. Defendant Morgan W. Davis serves and served at relevant times as a director of the Company.

12. Defendant J. Roderick Heller, III serves and served at relevant times as a director of the Company. Defendant Heller is also Chairman and Chief Executive Officer of Carnton Capital Associates.

13. Defendant Thomas L. Kempner serves and served at relevant times as a director of the Company. Defendant Kempner is also Chairman and Chief Executive Officer of Loeb Partners Corporation, an investment banking, brokerage and investment advisory firm.

14. Defendants Ramamurthy, Collins, Davis, Eisenson, Heller, Kempner, Rosen and Winokur are hereinafter referred to collectively as the “Individual Defendants.”

15. Defendant Cougar Holdings, Inc. (“Cougar Holdings”), a corporation organized and existing under the laws of the state of Delaware, was formed on September 21, 2005 for the purpose of completing a merger with CCC (the “Merger”) and arranging certain financing transactions related to the Merger. Cougar Holdings was formed at the direction of Investcorp S.A., a global investment group (“Investcorp”), and has not engaged in any business except in anticipation of the Merger.

16. Defendant Cougar Merger Sub, Inc. (“Cougar Merger Sub”) is a corporation organized and existing under the laws of the state of Delaware, and is a direct wholly-owned subsidiary of Cougar Holdings. Cougar Merger Sub was formed on September 21, 2005 exclusively for the purpose of completing the Merger. If the Merger is completed, Cougar Merger Corp. will merge with CCC and CCC will be the surviving corporation (surviving as a wholly-owned subsidiary of Cougar Holdings). Cougar Holdings and Cougar Merger Sub, Inc. are hereinafter jointly referred to as “Cougar.”

17. Following the completion of the unfair Buyout, defendant Ramamurthy and others in the Company’s senior management will retain a major stake in the resulting private entity. As noted, defendant Ramamurthy will continue to serve on the Board of the Company and remain as President and Chief Executive officer of the surviving corporation. Additionally, Ramamurthy and the Company’s senior executive officers Andrew G. Balbirer, J. Laurence Costin, Jr., Mary Jo Prigge, James T. Beattie and James A. Dickens (collectively “CCC senior management”) have already advised the Company that they intend to contribute CCC stock to Cougar Holdings to the maximum extent permitted by Investcorp, which shares would not be cashed out in the Merger, so that they can retain ownership of equity in the surviving corporation.

18. Additionally, the Individual Defendants and CCC senior management will benefit substantially if the Merger is approved and completed because all of their CCC restricted stock will become unrestricted upon completion of the merger and will be cashed out at the price of $26.50 per share to the extent that CCC senior management do not contribute the shares to Cougar Holdings prior to the merger. Finally, all of the Individual Defendants’ and CCC senior management’s stock options will become vested and fully exercisable immediately prior to the merger and will be cashed out at $26.50 per share, net of the strike price, in connection with the merger.

19. The Individual Defendants as officers and/or directors of the Company stand in a fiduciary relationship to plaintiff and the other public stockholders of the Company and owe them the highest fiduciary obligations of good faith, fair dealing, and full and candid disclosure. Through substantially aiding and participating in the Merger, each of the defendants breached and/or aided and abetted the other defendants’ breaches of their fiduciary duties. Of the eight members of the Board of Directors, four have disabling conflicts of interest because of their affiliations with parties that have interests in the Merger which are at odds with those of the public stockholders.

CLASS ACTION ALLEGATIONS

20. Plaintiff brings this action as a class action under Court of Chancery Rule 23 on behalf of itself and all public holders of the common stock of the Company (the “Class”). Defendants, members of the immediate families of the defendants, their heirs and assigns, and those affiliated or in privity with them, are excluded from the Class.

21. The members of the Class are so numerous that joinder of all of them would be impracticable. While the exact number of Class members is unknown to plaintiff, and can be ascertained only through appropriate discovery, plaintiff believes there are many thousands of Class members. As of December 16, 2005 the Company had 16,722,864 shares of common stock issued and outstanding.

22. Plaintiff’s claims are typical of the claims of the Class, since plaintiff and the other members of the Class have and will sustain damages arising out of defendants’ breaches of their fiduciary duties. Plaintiff does not have any interests that are adverse or antagonistic to those of the Class. Plaintiff will fairly and adequately protect the interests of the Class. Plaintiff is committed to the vigorous prosecution of his action and has retained counsel competent and experienced in this type of litigation.

23. There are questions of law and fact common to the members or the Class including, among others, whether:

(a)	The defendants have and are breaching their fiduciary duties to the detriment of the Company’s shareholders;

(b)	the Class has been damaged and the extent to which members of the Class have sustained damages; and

(c)	injunctive relief is appropriate and, if so, the nature of such injunctive relief.

24. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudication with respect to individual members of the Class which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

25. Defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class, and therefore preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.

SUBSTANTIVE ALLEGATIONS

26. CCC supplies automobile claims and information and processing services, claims management software, and communications services. CCC’s business and financial results, especially its high profitability, appeared to be increasingly robust during 2005, as CCC reported net income of $19,329,000 for the quarter ended September 30, 2005 on revenues of $152,085,000.

27. CCC was incorporated in Delaware in 1983, and became a public company through an initial public offering in August 1996. Both of CCC’s Private Equity Investors acquired ownership interests in CCC as part of a mid-1994 recapitalization. At the time of the 1996 IPO, CCC was controlled by White River, whose investment manager was Charlesbank.

28. After performing well for several years, CCC’s business was adversely affected by the technology bust in the spring of 2000. By June of 2001, its stock fell below $6 per share from a post-IPO high of almost $30 per share. In order to recoup the earlier values, the Private Equity Investors were forced to remain invested in CCC year after year. Charlesbank has stated that its optimum holding period is three to seven years. By 2003, the Private Equity Investors had held CCC stock for almost 10 years. By that point, however, CCC had begun to turn around financially, and the Private Equity Investors favored a sale of the Company.

29. Efforts to market CCC began in earnest in the fall of 2003. By that point, CCC’s stock had recovered to about $17 per share. As of December 31, 2003, CCC had cash of about $21 million, and was debt-free. Discussions with potential acquirers in the first half of 2004 failed to procure an acceptable bid. By then, the Private Equity Investors looked for other ways to monetize at least a part of their investment.

30. On July 27, 2004, CCC commenced a self-tender for 11.2 million shares at a 28% premium to the market price. The offer was fully subscribed, and closed on September 8, 2004. The repurchase cost CCC $210 million in cash, including $177.5 million borrowed at a floating rate.

31. The self-tender provided the greatest benefits to the illiquid Private Equity Investors. Charlesbank/Whiteriver alone tendered 3.94 million shares on behalf of White River and received proceeds of close to $74 million. The enormous debt burden undertaken by the Company, however, hampered its ability to grow, especially through acquisitions. Growth through acquisitions was one of the goals the Company stressed prior to the self-tender. Following the self-tender, CCC was focused on de-leveraging. In a November 2004 conference call, CEO Ramamurthy stated that CCC would need to wait 12 to 24 more months to be able to deploy cash to maximize shareholder value. As CCC admitted in its Form 10-K dated March 16, 2005: “Our policy has been to retain cash to fund future growth. However, in August 2004, the Company initiated a self-tender offer for 11.2 million of its shares for a price of $18.75/share using cash on-hand and a Term B loan.” (Emphasis added). The self-tender, which largely advanced the interests of the Private Equity Investors (and CCC management) was at odds with the long-term interests of CCC’s minority public stockholders

32. Since CCC could no longer use cash to fund future growth, the Private Equity Investors, following the self-tender, immediately encouraged new bids for the Company so that they could exit their almost ten year old investment. This, too, was at odds with the interests of the public stockholders, who did not hold illiquid interests, and had no such need to exit an “old holding.”

33. According to the Proxy Statement, CCC was first approached by Investcorp in October 2004 regarding a possible transaction. At about this same time, Investcorp and Charlesbank entered into negotiations concerning the sale to Investcorp of Charlesbank’s managed fund’s interest in American Tire Distributors, Inc. Investcorp, advised by Credit Suisse, purchased the stake from Charlesbank in or about the spring of 2005 for $710 million. Within a few weeks, CCC management and the Private Equity Investors hired Credit Suisse to represent CCC in a negotiated sale of CCC to Investcorp. Although it is unclear whether all Board members knew this, Credit Suisse was far from independent of Investcorp. Not only did it provide investment advisory services to Investcorp, but had recently joined with Investcorp in the sale of interests in a Fund managed by Investcorp, and had joined together with Investcorp in a mid-2005 bid to acquire Kwik-Fit Holdings Plc. Credit Suisse’s current and long-term business interests were far closer to those of Investcorp than those of CCC and its public stockholders.

34. Despite the disparate interests of management, the Private Equity Investors and the public shareholders, and Credit Suisse’s blatant conflicts, no independent Special Committee of CCC directors was formed to oversee or approve the negotiations with Investcorp. This dynamic led to an inadequate 3.9% premium bid for CCC, following a tepid market check which afforded alternative investors little time to launch a competing bid. CCC was caused to consent to a two-tiered break up penalty, which ranges from $14-18 million, depending on the reason CCC withdraws from the merger agreement. This represents approximately $1 per share, and 40-50% of CCC’s working capital, and is sufficient to deter competing bids. CCC acknowledges at p.28 of the Proxy Statement that this termination fee “could reduce the incentive for a third party to make a competing bid for us...” Moreover, the $26.50 merger price was deemed fair by the conflicted Credit Suisse based on management projections prepared and approved by defendant Ramamurthy, who was poised to join the bidder group as an equity owner, and could not detach his personal interests from the interests of the bidder.

35. Just before the close of the bumper 3Q 2005, the Company announced that it would merge with Investcorp. The Company issued a press release, incorporated in a filing with the Securities and Exchange Commission on Form 8-K, on September 22, 2005, indicating that it had signed a definitive agreement to be acquired by an affiliate of Investcorp, the global investment group. The Company’s September 22, 2005 press release further indicated that under the terms of the agreement, CCC stockholders will receive $26.50 in cash for each share of CCC common stock; CCC will continue to be headquartered in Chicago and led after the Merger by the current management team, including defendant Ramamurthy as CEO; and the Merger had been unanimously approved by the Board of Directors of CCC.

36. The September 22, 2005 Form 8-K also incorporated by reference an Agreement and Plan of Merger between Cougar and CCC and a shareholder agreement under which two of the Company’s major shareholders had agreed to vote their shares in favor of the Merger.

37. After announcing the Merger, defendants and CCC senior management caused the Company to file with the SEC and publicly disseminate a Proxy Statement filed with the SEC on or about January 9, 2006 (the “Proxy Statement”). In the Proxy Statement the Individual Defendants solicited the votes of CCC shareholders and stated that the Company’s board “ha[d] unanimously determined that the adoption of the merger agreement is advisable and the merger is fair to and in the best interests of our stockholders.”

38. Contrary to the Proxy Statement, the terms of the Merger are not fair to CCC’s public shareholders. This is so because:

a)	The $26.50 in cash per share is lower than what the Company could negotiate if it engaged in an auction or other competitive process to sell the Company, instead of focusing solely on completing a transaction with Investcorp, which promised to reward CCC senior management with substantial cash and other compensation, and provide the Private Equity Investors with a quick cash exit;

b)	the consideration of $26.50 in cash per share does not represent an adequate premium over the Company’s recent share price on the public market; and

c)	the consideration of $26.50 per share that public shareholders will receive is less than what CCC senior management know the Company is truly worth, as evidenced by the eagerness of defendant Ramamurthy and others in CCC senior management to pledge their shares to Cougar and continue to own an equity interest in the surviving corporation instead of cashing out their shares at $26.50 a share in connection with the merger.

39. Further, the Merger and the $26.50 share price are not the product of fair dealing because:

a)	The Individual Defendants ignored conflicts of interests between the public shareholders, the Private Equity Investors, and CCC management and failed to form a Special Committee of independent directors to neutralize these conflicts, or to insist upon the retention of an investment adviser who was not beholden to the bidder, Investcorp;

b)	The Individual Defendants have to date failed to put CCC up for an effective and fair auction in response to the Buyout Offer, and have thereby allowed the price of CCC’s stock to be capped, depriving plaintiff and the Class of the opportunity to realize any increase in the value of CCC shares as a result of competitive bidding for the Company;

c)	The individual Defendants did not sufficiently consider any strategic alternatives other than the Merger, and did not provide sufficient opportunity for any offers other than the offer by Cougar. Indeed the Proxy Statement admits at p.30 that “Credit Suisse First Boston’s [fairness] opinion did not address the merits of the merger as compared to alternative transactions or strategies that might be available to us, nor did it address our underlying decision to proceed with the merger;”

d)	the Individual Defendants agreed to an exorbitant termination or “breakup fee” of $13.9-$17.9 million that the Company will have to pay to Cougar if it fails to complete the merger, which breakup fee would significantly increase the cost of acquiring CCC should any alternative acquirer emerge; and,

e)	the Individual Defendants agreed to a contingent investment banking fee of almost $6 million for Credit Suisse that provided an incentive for CSFB to facilitate the Merger at any cost to which the Individual Defendants would agree.

40. In addition, the Merger and the $26.50 a share cash out price were not the product of fair dealing because the purported Fairness Opinion provided by CSFB was seriously flawed and misleading. Specifically, in arriving at its opinion that the Merger is fair to shareholders from a financial point of view, CSFB relied exclusively on information provided by CCC senior management for its analysis and assumed, without verifying, that the forecasts provided by management concerning the future financial performance of the Company were reasonably prepared and reflected management’s best estimates and judgments. However, for the reasons set forth in above, CCC senior management’s objectives were not to assure fair consideration for the public stockholders, but rather to secure a deal that was most beneficial for them personally in the surviving entity, because CCC senior management will retain an ownership in the surviving corporation after the Merger. The more that Cougar pays public shareholders to extinguish their equity interest in CCC, the less assets the surviving corporation will have after completing of the merger.

41. By entertaining the offer from Cougar and approving the Merger, the Company has initiated a process to sell CCC, which imposes heightened fiduciary responsibilities and requires enhanced scrutiny by the Court. However, the terms of the Merger are not the result of a full and fair auction process or active market check. Rather, they were arrived at without a full and thorough investigation by the Individual Defendants; and the price and process are intrinsically unfair and inadequate from the standpoint of CCC’s public shareholders.

42. The Individual Defendants have violated the fiduciary duties they owe to the public shareholders of CCC. The terms of the Merger, its timing, the failure to auction the Company and invite other bidders, and defendants’ failure to provide a market check, demonstrate a clear absence of the exercise of due care and loyalty to CCC’s public shareholders.

43. The Individual Defendants’ fiduciary obligations under the circumstances of the Merger obligated them to:

a)	Undertake an appropriate evaluation of CCC’s net worth as a merger/acquisition candidate;

b)	actively evaluate Cougar’s offer and engage in a meaningful auction with third parties in an attempt to obtain the best value for CCC’s public shareholders;

c)	act independently so that the interests of CCC’s public shareholders will be protected and enhanced; and

d)	adequately ensure that no conflicts of interest exist between the Individual Defendants’ own interests and their fiduciary obligations to maximize shareholder value or, if such conflicts exist, to ensure that all conflicts are resolved in the best interests of CCC’s public shareholders.

44. The Individual Defendants have breached their fiduciary duties by reason of the acts and proposed transactions complained of herein.

45. Plaintiff and other members of the Class have been and will be damaged in that they have not and will not receive their fair proportion of the value of CCC’s assets and businesses, will be forcibly divested from their right to share in CCC’s future growth and development and have been and will be prevented from obtaining a fair and adequate price for their shares of CCC common stock.

46. Cougar has knowingly aided and abetted the breaches of fiduciary duty committed by the Individual Defendants. Further, the Merger could not take place without the knowing participation of Cougar.

47. The Proxy Statement pursuant to which defendants seek to obtain approval of the Merger is incomplete, false, misleading and materially omissive. In particular:

a)	The Proxy Statement obscures, omits, and “buries facts” concerning the extent of the business dealings between Credit Suisse and Investcorp, and the extent to which Credit Suisse is beholden to Investcorp. It fails to disclose that Credit Suisse advised Investcorp in connection with Investcorp’s $710 million purchase of a company from Charlesbank; it fails to mention that Credit Suisse was engaged to sell interests in a specialized investment fund managed by Investcorp, and it fails to disclose that, at about the same time as Credit Suisse was advising CCC in its negotiations with Investcorp it was engaged in a joint bid with Investcorp to acquire another company; and

b)

The Proxy Statement at p. 47 states that: “We do not believe that the interests of White River and Capricorn, which are our principal stockholders, are different from other stockholders.” This is incorrect as the Private Equity Investors held illiquid stock, had an interest in holding that stock for only a certain period of time, and (as demonstrated by their instigation and/or approval of the Self Tender in 2004) did not share the interests of the unaffiliated stockholders in CCC’s long-term growth.

48. By reason of the foregoing, plaintiff and each member of the Class has suffered and is suffering irreparable injury and damages.

50. Plaintiff and other members of the Class have no adequate remedy at law.

WHEREFORE, plaintiff demands judgment as follows:

a)	Determining that this action is a proper class action under Delaware Court of Chancery Rule 23, and that plaintiff is a proper class representative;

b)	declaring that defendants have breached their fiduciary duties to plaintiff and the Class and/or aided and abetted such breaches;

c)	requiring defendants to disseminate an accurate and complete Proxy Statement; to rescind the termination fee and related expenses payments or materially reduce them; to obtain a fairness opinion from an unconflicted investment adviser; to conduct a fair market check for the Company; and to constitute a Special Committee to review and approve any transaction affecting public shareholders;

d)	enjoining the Merger from being consummated, and, if it is consummated, rescinding it and setting it aside;

e)	awarding plaintiff and the Class compensatory and/or rescissory damages as allowed by law;

f)	awarding plaintiff’s fees and costs, including attorneys and experts’ fees and costs, and interest in an amount to be determined; and

g)	granting such other relief as the Court may find just and proper.

Dated: January 10, 2006

ROSENTHAL MONHAIT GROSS & GODDESS, P.A.

OF COUNSEL Laurence D. Paskowitz, Esq. PASKOWITZ & ASSOCIATES 60 East 42nd Street—Suite 4600 New York, New York 10165 212-685-0969 classattomey@aol.com	By:	/s/ Carmella P. Keener Carmella P. Keener (DSBA No. 2810) 919 North Market Street, Suite 1401 Citizens Bank Center Wilmington, Delaware 19899 (302) 656-4433
Attorneys for Plaintiff
Roy L. Jacobs, Esq. ROY JACOBS & ASSOCIATES 60 East 42nd Street, 46th Floor New York, NY 10165 212-867-1156 rljacobs@pipeline.com

Christopher J. Gray Law Offices of Christopher J. Gray, P.C. 460 Park Avenue, 21st Floor New York, NY 10022 212-838-3221 (Tel) gray@cjgraylaw.com

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